Exhibit 99.1

CONTACT:  Gary S. Maier
          Maier & Company, Inc.
          (310) 442-9852

                 CYTOMEDIX, INC. CEO NAMED CHAIRMAN OF THE BOARD

ROCKVILLE, Maryland -June 21, 2005 - Cytomedix (AMEX: GTF) today announced that Dr. Kshitij Mohan, chief executive officer, will assume the additional position of chairman of the board effective July 1, 2005, succeeding Robert Burkett who has elected to retire from the board.

t 6 0 "We appreciate Bob's many contributions to Cytomedix during his tenure as chairman, a critical period in the company's evolution. Over the past three years, the company regained its credibility and focus, with an exciting and innovative approach to treating wounds and damaged tissue. Achieving our success to date, including a recent listing on the American Stock Exchange, would not have been possible without Bob's efforts and contributions. We are grateful he agreed to remain as chairman until the company was stabilized, despite his numerous other commitments and obligations, and respect his desire now to step down. All of us at Cytomedix are grateful to Bob and offer our very best wishes in his current and future endeavors," said Dr. Kshitij Mohan.

      "I am gratified that the company is on its way to realizing its full potential, due, in large part, to a loyal and dedicated group of investors, a small but dedicated staff and most of all, a unique technology that has strong potential for healing wounds. In the last year, Kshitij, his team and the board have put the company on an exciting course of establishing and implementing impeccably a strategy that I strongly support. I am leaving Cytomedix with confidence that the management team and board are more dynamic today than at any time in the company's history. Equally important, I know the company will be able to utilize and expand its proprietary technology to the fullest for the benefit of patients and shareholders," Burkett said.

ABOUT THE COMPANY

      Cytomedix, Inc. is a biotechnology company specializing in processes and products derived from autologous platelet releasates for uses in the treatment of wounds and other applications. The current offering is the AutoloGelT system, a technology that utilizes an autologous platelet gel composed of multiple growth factors and fibrin matrix. The company is conducting a well- controlled, blinded, prospective, multi-center clinical trial on the use of its technology in healing diabetic foot ulcers. Cytomedix is working with healthcare providers to offer an advanced therapy at the point-of-care in multiple settings. Additional information is available at: www.cytomedix.com.

      Statements contained in this press release not relating to historical facts are forward-looking statements that are intended to fall within the safe harbor rule for such statements under the Private Securities Litigation Reform Act of 1995. The information contained in the forward-looking statements is inherently uncertain, and Cytomedix's actual results may differ materially due to a number of factors, many of which are beyond Cytomedix's ability to predict or control, including among others, the success of new sales initiatives, governmental regulation, acceptance by the medical community and competition. These forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual events to differ from the forward-looking statements. More information about some of these risks and uncertainties may be found in the reports filed with the Securities and Exchange Commission by Cytomedix, Inc.

                                      # # #